Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AFFINION GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

On July 1, 2010, the Company and its wholly-owned subsidiary, Affinion Loyalty Acquisition, LLC, completed the acquisition (the “CLTS Acquisition”) of Loyalty Travel Agency, LLC (“LTA”) and Connexions Loyalty Travel Solutions, LLC (collectively with its wholly-owned subsidiary, International Travel Fulfillment LLC, a Delaware limited liability company, “CLTS”). The aggregate purchase price for the CLTS Acquisition consisted of an initial purchase price of $135.0 million, subject to certain adjustments, and the Company incurred transaction costs through September 30, 2010, of $2.0 million. The Company financed the CLTS Acquisition and related costs with available cash on hand.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2009, and the nine months ended September 30, 2010, give effect to the CLTS Acquisition as if it had been completed on January 1, 2009. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009, is derived from and combines the Company’s audited consolidated statement of operations for the year ended December 31, 2009, with CLTS’ audited combined statement of income for the year ended December 31, 2009. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2010, is derived from and combines the Company’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2010, with CLTS’ unaudited condensed combined statement of income for the six months ended June 30, 2010.

The historical financial information of the Company and CLTS have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the CLTS Acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma condensed statements of operations, expected to have a continuing impact on the combined results.

In addition to the CLTS Acquisition, the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2009, and for the nine months ended September 30, 2010, also assume that the amendment and restatement of our senior secured credit facility that occurred in April 2010 had occurred on January 1, 2009. Our senior secured credit facility includes an $875.0 million term loan facility and a $125.0 million revolving credit facility. For purposes of the unaudited pro forma condensed combined statements of operations, the Company assumed that a portion of the net proceeds of our senior secured credit facility, after repayment of the outstanding balance of the original senior secured credit facility and payment of related financing costs, were utilized to supplement the cash on hand as of the assumed acquisition date of January 1, 2009 to complete the CLTS Acquisition.

The pro forma adjustments are described in the accompanying notes to the pro forma condensed combined financial statements. The unaudited pro forma financial statements have been presented for informational purposes and should not be considered indicative of the financial position or results of operations that would have occurred if the CLTS Acquisition had been consummated on the dates indicated nor should they be considered indicative of the future financial position or results of operations of the combined company. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	the Company’s separate historical audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2009, incorporated by reference;

•	the Company’s separate historical unaudited condensed consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2010, incorporated by reference;

•	CLTS’ separate historical audited combined financial statements and accompanying notes as of and for the year ended December 31, 2009, incorporated by reference; and

•	CLTS’ separate historical unaudited condensed combined financial statements and accompanying notes as of and for the six months ended June 30, 2010 and 2009, incorporated by reference.

AFFINION GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

(in millions)

	Affinion Group, Inc., Actual	Connexions Loyalty Solutions, LLC and Loyalty Travel Agency, LLC, Actual	Reclassifications		Pro Forma Adjustments Related to the Acquisition		Pro Forma Adjustments Related to Refinancing		Pro Forma
Net revenues	$1,030.2	$24.7	$—		$—		$—		$1,054.9

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	423.6	0.1	1.0	(a)	—		—		424.7
Operating costs	275.7	—	13.0	(a)	—		—		288.7
Salaries and benefits	—	11.6	(11.6	)(a)	—		—		—
General and administrative	106.6	5.8	(3.8	)(a)	—		—		108.6
Facility exit costs	8.0	—	—		—		—		8.0
Depreciation and amortization	147.2	—	1.4	(a)	3.3	(b)	—		151.9

Total expenses	961.1	17.5	—		3.3		—		981.9

Income from operations	69.1	7.2	—		(3.3)		—		72.8
Interest income	11.1	—	—		—		—		11.1
Interest expense	(122.0)	—	—		—		(7.4	)(c)	(129.4)
Loss on extinguishment of debt	(7.4)	—	—		—		—		(7.4)
Other expense, net	(1.8)	—	—		—		—		(1.8)

Income (loss) before income taxes and non-controlling interest	(51.0)	7.2	—		(3.3)		(7.4)		(54.5)
Income tax expense	(9.0)	—	—		(1.3	)(d)	2.6	(d)	(7.7)

Net income (loss)	(60.0)	7.2	—		(4.6)		(4.8)		(62.2)
Less: income attributable to non-controlling interest	(0.8)	—	—		—		—		(0.8)

Net income (loss) attributable to Affinion Group, Inc.	$(60.8)	$7.2	$—		$(4.6)		$(4.8)		$(63.0)

See notes to unaudited pro forma condensed combined financial statements.

AFFINION GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in millions)

	Affinion Group, Inc., Actual	Connexions Loyalty Solutions, LLC and Loyalty Travel Agency, LLC, Actual	Reclassifications		Pro Forma Adjustments Related to the Acquisition		Pro Forma Adjustments Related to Refinancing		Pro Forma
Net revenues	$1,376.9	$50.2	$—		$—		$—		$1,427.1

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	618.2	0.2	1.9	(a)	—		—		620.3
Operating costs	356.4	—	27.1	(a)	—		—		383.5
Salaries and benefits	—	23.1	(23.1	)(a)	—		—		—
General and administrative	105.1	12.3	(8.5	)(a)	—		—		108.9
Depreciation and amortization	201.0	—	2.6	(a)	6.7	(b)	—		210.3

Total expenses	1,280.7	35.6	—		6.7		—		1,323.0

Income from operations	96.2	14.6	—		(6.7)		—		104.1
Interest income	8.1	—	—		—		—		8.1
Interest expense	(129.7)	—	—		—		(22.8	)(c)	(152.5)
Other expense, net	(12.0)	(0.1)	—		—		—		(12.1)

Income (loss) before income taxes and non-controlling interest	(37.4)	14.5	—		(6.7)		(22.8)		(52.4)
Income tax expense	(11.7)	—	—		(2.7	)(d)	7.9	(d)	(6.5)

Net income (loss)	(49.1)	14.5	—		(9.4)		(14.9)		(58.9)
Less: income attributable to non-controlling interest	(0.9)	—	—		—		—		(0.9)

Net income (loss) attributable to Affinion Group, Inc.	$(50.0)	$14.5	$—		$(9.4)		$(14.9)		$(59.8)

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.    Description of Transaction

On July 1, 2010, the Company and its wholly-owned subsidiary, Affinion Loyalty Acquisition, LLC, completed the acquisition (the “CLTS Acquisition”) of Loyalty Travel Agency, LLC (“LTA”) and Connexions Loyalty Travel Solutions, LLC (collectively with its wholly-owned subsidiary, International Travel Fulfillment LLC, a Delaware limited liability company, “CLTS”) pursuant to the membership interests purchase agreement (the “Purchase Agreement”), dated as of May 19, 2010, with Travel Leaders Group, L.L.C., (“TLG”), Tag Investment Holdings, L.L.C., (“TAG LLC”), One Equity Partners III, L.P., (“OEP III”), OEP III Co-Investors, L.P., (“OEP III Co-Investors”), OEP II Partners Co-Invest, L.P., (“OEP II” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Sellers”), and OEP III, as Sellers’ representative acting on behalf of Sellers. The aggregate purchase price for the CLTS Acquisition was $135.0 million, subject to certain adjustments, and the Company incurred transaction costs through September 30, 2010 of $2.0 million. The Company financed the CLTS Acquisition and related costs with available cash on hand.

2.    Reclassifications

(a)	This adjustment reclassifies CLTS’ salaries and benefits and other operating expenses into Marketing and commissions, Operating costs and Depreciation and amortization to conform to the Company’s presentation.

3.    Pro Forma Adjustments

Pro Forma Condensed Consolidated Statements of Operations

(b)	Reflects amortization of intangible assets ($3.3) million for the nine months ended September 30, 2010 and $6.7 million for the year ended December 31, 2009) based on their estimated fair value amortized on a straight-line basis over weighted average useful lives ranging from one to seven years.

(c)	Reflects additional interest expense and amortization of deferred financing costs ($7.4 million for the nine months ended September 30, 2010 and $22.8 million for the year ended December 31, 2009) representing the interest expense on the $875.0 million new term loan ($12.0 million and $43.8 million for the nine months ended September 30, 2010 and year ended December 31, 2009, respectively) at an interest rate of 5%, and additional amortization of deferred financing costs related to the new credit facility ($1.0 million for the nine months ended September 30, 2010 and $3.6 million for the year ended December 31, 2009, respectively), net of interest expense relating to the prior term loan ($4.8 million and $21.7 million for the nine months ended September 30, 2010 and year ended December 31, 2009, respectively) and amortization of deferred financing costs related to the prior credit facility ($0.8 million for the nine months ended September 30, 2010 and $2.9 million for the year ended December 31, 2009, respectively).

(d)	Reflects the tax benefit related to the pro forma adjustments included in the unaudited pro forma condensed combined financial statements and pro forma tax expense related to CLTS’ historical net income for which no tax provision was recorded in CLTS’ historical statements of operations based on its corporate structure, at a 35% statutory rate.

Risk Factors Related to the Nature and Operation of Our Business

We have historically experienced net losses and negative working capital.

Since the consummation of the Acquisition, we have had a history of net losses and negative working capital. For the years ended December 31, 2007, December 31, 2008 and December 31, 2009, we had net losses attributable to us of $191.1 million, $88.7 million and $50.0 million, respectively. For the nine months ended September 30, 2010, we had a net loss attributable to us of $60.8 million. We cannot assure you that we will not continue to report net losses in future periods. Our working capital deficit for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 was $245.9 million, $147.8 million and $102.3 million, respectively.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

As part of the Acquisition, we made a special tax election referred to as a “338(h)(10) election” with respect to the companies constituting the Predecessor. Under the 338(h)(10) election, the companies constituting the Predecessor were deemed for U.S. federal income tax purposes to have sold and repurchased their assets at fair market value. By adjusting the tax basis in such assets to fair market value for U.S. federal income tax purposes, the aggregate amount of our tax deductions for depreciation and amortization increased, which we expect to reduce our cash taxes in the future. We expect that tax deductions attributable to the 338(h)(10) election to be up to approximately $120 million per year ending in 2020. However, our ability to utilize these deductions in any taxable period will be limited by the amount of taxable income we earn in such period. In addition, pursuant to Section 382 of the Internal Revenue Code, if we undergo an “ownership change” (generally defined as a greater than 50% change (by value) in our stock ownership within a three-year period), our ability to use our pre-change net operating loss carryforwards (including those attributable to the 338(h)(10) election) and certain other pre-change tax attributes to offset our post-change income may be limited. Similar rules and limitations may apply for state tax purposes as well. The rules under Section 382 are highly complex, and we cannot give you any assurance that any transfers of our stock will not trigger an “ownership change” and cause such limitation to apply.

We must replace the customers we lose in the ordinary course of business and if we fail to do so our revenue may decline and our customer base will decline, resulting in material adverse effects to our financial condition.

We lose a substantial number of our customers each year in the ordinary course of business. The loss of customers may occur due to numerous factors, including:

•	changing customer preferences;

•	competitive price pressures;

•	general economic conditions;

•	customer dissatisfaction;

•	credit or debit card holder turnover; and

•	marketing partner and customer turnover.

Additionally, we expect to continue to see a net loss of members and end-customers as we continue our strategy to focus on overall profitability and generating higher revenue from each member rather than the size of our member base. Failure to obtain new customers who produce revenue at least equivalent to the revenue from the lost customers would result in a reduction in our revenue as well as a decrease in the number of our customers. Because of the large number of customers we need to replace each year, there can be no assurance that we can successfully replace them. In addition, even if we are successful in adding new customers to replace lost revenues, our profitability may still decline.

We depend on various third-party vendors to supply certain products and services that we market. The failure of these vendors to provide these products or services could result in customer dissatisfaction and harm our business and financial condition.

We depend on various third-party vendors to supply the products and services that we market. Many of our third-party vendors are independent contractors. As a result, the quality of service they provide is not entirely within our control. If any third-party vendor were to cease operations, or terminate, breach or not renew its contract with us, we may not be able to substitute a comparable third-party vendor on a timely basis or on terms as favorable to us. Additionally, if any third party vendor suffers interruptions, delays or quality problems, it could result in negative publicity and customer dissatisfaction which could reduce our revenues and profitability. With respect to the insurance programs that we offer, we are dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals. If we are required to use an alternative insurance carrier, it may materially increase the time required to bring an insurance related product to market. As we are generally obligated to continue providing our products and services to our customers even if we lose a third-party vendor, any disruption in our product offerings could harm our reputation and result in customer dissatisfaction. Replacing existing third-party vendors with more expensive third-party vendors could increase our costs and reduce our profitability.

We derive a substantial amount of our revenue from the members and end-customers we obtained through only a few of our marketing partners. If one or more of our agreements with our marketing partners were to be terminated or expire, or one or more of our marketing partners were to reduce the marketing of our services, we would lose access to prospective members and end-customers and could lose sources of revenue.

Although we market our programs and services through over 5,500 marketing partners, we derive a substantial amount of our net revenue from the customers we obtained through only a few of these marketing partners. In 2009, we derived approximately 48% of our net revenues from members and end-customers we obtained through our 10 largest marketing partners.

Many of our key marketing partner relationships are governed by agreements that may be terminated without cause by our marketing partners upon notice of as few as 90 days without penalty. Some of our agreements may be terminated by our marketing partners upon notice of as few as 30 days without penalty. Moreover, under many of these agreements, our marketing partners may cease or reduce their marketing of our services without terminating or breaching our agreements. Further, in the ordinary course of business, at any given time, one or more of our contracts with key marketing partners may be selected for bidding through a request for proposal process. A loss of our key marketing partners, a cessation or reduction in their marketing of our services or a decline in their businesses could have a material adverse effect on our future revenue from existing services of which such marketing partner’s customers are customers of ours and on our ability to further market new or existing services through such marketing partner to prospective customers. There can be no assurance that one or more of our key or other marketing partners will not terminate their relationship with us, cease or reduce their marketing of our services or suffer a decline in their business. If a key marketing partner terminates or does not renew its relationship with us and we are required to cease providing our services to its customers, then we could lose significant sources of revenue.

Our typical membership products agreements with marketing partners provide that after termination of the contract we may continue to provide our services to existing members under the same economic arrangements that existed before termination. Under certain of our insurance products agreements, however, marketing partners may require us to cease providing services to existing customers after time periods ranging from 90 days to five years after termination of the agreement. Also, under agreements with our marketing partners for which we market under a wholesale arrangement and have not incurred any marketing expenditures, our marketing partners generally may require us to cease providing services to existing customers upon termination of the wholesale arrangement. Further, marketing partners under certain agreements also may require us to cease providing services to their customers under existing arrangements if the contract is terminated for material breach by us. If one or more of these marketing partners were to terminate our agreements with them, and require us to cease providing our services to customers, then we could lose significant sources of revenue.

Our profitability depends on members and end-customers continuing their relationship with us. Increased loss of customers could impair our profitability.

We generally incur losses and negative cash flow during the initial year of an individual retail member or end-customer relationship, as compared to renewal years. This is due primarily to the fact that the costs associated with obtaining and servicing a new retail member and end-customer often exceed the fee paid to us for the initial year. In addition, we experience a higher percentage of cancellations during the initial membership period compared to renewal periods. Members and end-customers may cancel their arrangement at any time during the program period and, for our annual bill customers, we are typically obligated to refund the unused portion of their annual program fee. Additionally, an increase in cancellations of our members’ credit and debit cards by their card issuers as a result of payment delinquencies or for any other reason, could result in a loss of members and reduce our revenue and profitability. Accordingly, our profitability depends on recurring and sustained renewals and an increase in the loss of members or end-customers could result in a loss of significant revenues and reduce our profitability.

We depend, in part, on credit card processors to obtain payments for us. If our credit card processors are interrupted or negatively affected in any way it could result in delays in collecting payments or loss of future business and negatively impact our revenues and profitability.

We depend, in part, on credit card processors to obtain payments for us. The credit card processors operate pursuant to agreements that may be terminated with limited prior notice. In the event a credit card processor ceases operations or terminates its agreement with us, there can be no assurance a replacement credit card processor could be retained on a timely basis, if at all. Any service interruptions, delays or quality problems could result in delays in our collection of payments, which would reduce our revenues and profitability. Further, to the extent credit card processors or credit card issuing banks suffer a loss of revenues or business as a result of internal policy changes or any future enacted regulations or legislation, our revenues and profitability may be adversely affected.

The increase in the share of monthly payment programs in our program mix may adversely affect our cash flows.

We have traditionally marketed membership programs which have up-front annual membership fees. However, over the last five years, we expanded our marketing of membership programs for which membership fees are payable in monthly installments. Approximately 96% of our new member enrollments for the nine months ended September 30, 2010 were in monthly payment programs. Our increased emphasis on monthly payment programs adversely affects our cash flow in the short term because the membership fee is collected over the course of the year rather than at the beginning of the membership term as with annual billing.

We may be unable to achieve annual Adjusted EBITDA growth in future periods.

We may not be able to achieve annual Adjusted EBITDA growth in future periods. A variety of risks and uncertainties could cause us to not achieve Adjusted EBITDA growth, including, among others, business, economic and competitive risks and uncertainties discussed under “Risk Factors” and “Forward-Looking Statements.” In order to achieve Adjusted EBITDA growth in future periods, we must continue to implement our business strategy, achieve our target minimum returns on investment for our marketing expenditures, maintain or exceed the renewal rate and profitability of our customer base, retain our key marketing partners and expand those relationships, grow our international operations, and experience no material adverse developments that would impact our cost structure, or material adverse developments in the regulatory environment in which we operate, among other things. Accordingly, we cannot assure you that we will be able to achieve Adjusted EBITDA growth for any future period.

Increases in insurance claim costs will negatively impact the revenues and profitability of our Insurance business.

Our commission revenue from insurance programs is reported net of insurance cost. The major component of insurance cost represents claim costs, which are not within our control. During 2009, our insurance claim costs were higher than our historical experience. While we seek to limit our exposure on any single insured and to recover a portion of benefits paid by ceding reinsurance to reinsurers, significant unfavorable claims experience will reduce our revenues and profitability.

Our business is highly competitive. We may be unable to compete effectively with other companies in our industry that have financial or other advantages and increased competition could lead to reduced market share, a decrease in margins and a decrease in revenue.

We believe that the principal competitive factors in our industry include the ability to identify, develop and offer innovative membership, insurance, package enhancement and loyalty programs, products and services, the quality and breadth of the programs, products and services offered, competitive pricing and in-house marketing expertise. Our competitors offer programs, products and services similar to, or which compete directly with, those offered by us. These competitors include, among others, Aegon, Vertrue, Intersections, Assurant, Webloyalty and Card Protection Plan. In addition, we could face competition if our current marketing partners were to develop and market their own in-house programs, products and services similar to ours. Furthermore, certain of our marketing partners (who may have greater financial resources and less debt than we do) have attempted, or are attempting, to market and/or provide certain competitive products to their customers, the marketing and servicing of which historically were provided by us.

Some of these existing and potential competitors have substantially larger customer bases and greater financial and other resources than we do. There can be no assurance that:

•	our competitors will not increase their emphasis on programs similar to those we offer;

•	our competitors will not provide programs comparable or superior to those we provide at lower costs to customers;

•	our competitors will not adapt more quickly than we do to evolving industry trends or changing market requirements;

•	new competitors will not enter the market; or

•	other businesses (including our current marketing partners) will not themselves introduce in-house programs similar to those we offer.

In order to compete effectively with all of these competitors, we must be able to provide superior programs and services at competitive prices. In addition, we must be able to adapt quickly to evolving industry trends, a changing market, and increased regulatory requirements. Our ability to grow our business may depend on our ability to develop new programs and services that generate consumer interest. Failure to do so could result in our competitors acquiring additional market share in areas of consumer interest. Any increase in competition could result in price reductions, reduced gross margin and loss of market share.

Additionally, because contracts between marketing partners and program providers are often exclusive with respect to a particular program, potential marketing partners may be prohibited for a period of time from contracting with us to promote a new program if the benefits and services included in our program are similar to, or overlap with, the programs and services provided by an existing program of a competitor.

Internationally, our package programs have been primarily offered by some of the largest financial institutions in Europe. As these banks attempt to increase their own net revenues and margins, we have experienced significant price reductions from what we had previously been able to charge these institutions for our programs when our agreements come up for renewal. This pricing pressure on our international package offerings may continue in the future, thereby lowering the contribution to our operating results from such programs in the future.

Our business is increasingly subject to U.S. and foreign government regulation, which could impede our ability to market our programs and services and reduce our profitability.

We market our programs and services through various distribution media, including direct mail, point-of-sale marketing, telemarketing, online marketing and other methods. These media are regulated at both federal and state levels and we believe that these media will be subject to increasing regulation, particularly in the area of consumer privacy. Such regulation may limit our ability to solicit or sign up new customers or to offer products or services to existing customers.

Our U.S. membership and insurance products are subject to extensive regulation and oversight by the Federal Trade Commission (the “FTC”), the Federal Communications Commission (the “FCC”), state attorneys general and other state regulatory agencies, including state insurance regulators. Our programs and services involve the use of non-public personal information that is subject to federal consumer privacy laws, such as the Financial Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act (“GLB”), and various state laws governing consumer privacy, such as California’s SB 1, SB 1386 and others. Additionally, telemarketing of our programs and services is subject to federal and state telemarketing regulations, including the FTC’s Telemarketing Sales Rule, the FCC’s Telephone Consumer Protection Act and implementing regulations, as well as various state telemarketing laws and regulations. Furthermore, our insurance products are subject to various state laws and regulations governing the business of insurance, including, without limitation, laws and regulations governing the administration, underwriting, marketing, solicitation or sale of insurance programs. Additional federal or state laws, including subsequent amendments to existing laws, could impede our ability to market our programs and services and reduce our revenues and profitability.

The telemarketing industry has become subject to an increasing amount of federal and state regulation as well as general public scrutiny. For example, the Federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call customers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and FTC regulations prohibit deceptive, unfair or abusive practices in telemarketing sales. The FTC’s 2003 Amendment to its Telemarketing Sales Rule created a national “Do-Not-Call” Registry and certain states have enacted separate “Do-Not-Call” Registries. Both the FTC and state attorneys general have authority to prevent telemarketing activities deemed by them to be “unfair or deceptive acts or practices.” Further, some states have enacted laws, and others are considering enacting laws, targeted directly at regulating telemarketing practices, including the creation of “Do-Not-Call” Registries, and any such laws could adversely affect or limit our operations. Additionally, individuals in the U.K. and other European countries have rights to prevent direct marketing to them by telephone, fax or email.

Likewise, in the U.K. and the European Union, our marketing operations are subject to regulation, including data protection legislation restricting the use and transmission of customers’ personal information, regulation of unsolicited marketing using electronic communications and financial services regulation of insurance intermediaries. In particular, in the U.K., the sale of our insurance products is regulated by the Financial Services Authority.

Compliance with these federal, state and foreign regulations is generally our responsibility, and we could be subject to a variety of enforcement and/or private actions for any failure to comply with such regulations. Any changes to such regulations could materially increase our compliance costs. The risk of our noncompliance with any rules and regulations enforced by a federal or state consumer protection authority or an enforcement agency in a foreign jurisdiction may subject us or our management to fines or various forms of civil or criminal prosecution, any of which could impede our ability to market our programs and services and reduce our revenues and profitability. Certain types of noncompliance may also result in giving our marketing partners the right to terminate certain of our contracts. Also, the media often publicizes perceived noncompliance with consumer protection regulations and violations of notions of fair dealing with customers, and our industry is susceptible to peremptory charges by the media and others of regulatory noncompliance and unfair dealing.

Consumer complaints with respect to our industry have resulted and may result in state and federal regulatory and other investigations. For example, on May 27, 2009, the U.S. Senate Committee on Commerce, Science, and Transportation (the “Committee”) initiated an investigation into two of our competitors, Vertrue Inc. and Webloyalty.com, Inc., in connection with their e-commerce marketing practices, including those relating to consumers’ account number acquisition. On July 10, 2009, the Committee expanded the scope of its investigation to include us and requested that we provide certain information about our domestic online marketing practices, including those relating to the acquisition of consumers’ credit or debit card account numbers automatically from our partners when a consumer enrolls in one of our programs immediately after making a purchase through one of our partners’ web sites (“Online Data-pass Marketing”). On January 6, 2010, we sent a letter to the Committee informing them of our decision, after careful consideration of the fluid and iterative nature of the Internet, to cease Online Data-pass Marketing for its membership programs and make certain additional changes to the disclosures in our online marketing and fulfillment. Specifically, when marketing these programs online, we now require consumers to provide all 16 digits of their credit or debit card when enrolling in our membership programs in the online post-transaction environment. On May 19, 2010, the Chairman of the Committee introduced legislation entitled the “Restore Online Shoppers’ Confidence Act,” that mainly would, if enacted, prohibit Online Data-pass Marketing and require additional disclosure relating to online marketing of, and billing for, such programs. Online Data-pass Marketing generated less than 5% of our total consolidated net revenues in 2009. In addition, on August 4, 2010, the Committee requested information from us concerning our “live check” marketing programs whereby a consumer enrolls in a program or service by endorsing and cashing a check. On August 11, 2010, we sent a letter to the Committee informing them that we had decided to cease live check marketing.

In addition, between December 2008 and December 2009, we received inquiries from numerous state attorneys general relating to the marketing of our membership programs. We have responded to each state’s request for documents and information and are in active discussions regarding the resolution of these matters. In that connection, in August 2010 we entered into a voluntary Assurance of Discontinuance with the New York Attorney General’s Office. Pursuant to that settlement, we agreed to cease Online Data-pass Marketing as previously agreed to with the Committee. Additionally, we agreed, among other things, with the New York Attorney General’s Office to cease in New York “live check” marketing whereby a consumer enrolls in a program or service by endorsing and cashing a check.

Over the past several years, there has also been proposed legislation in several states that may interfere with our marketing practices. For example, over the past several years many states have proposed legislation that would allow customers to limit the amount of unsolicited direct mail they receive. To date, we are not aware of any state that has actually passed legislation that would create a “Do-Not-Mail” registry or which would otherwise allow customers to restrict the amount of unsolicited direct mail that they receive. We believe there is one state that is currently considering some form of “Do-Not-Mail” legislation. Additionally, several bills have been proposed in Congress that could restrict the collection and dissemination of personal information for marketing purposes. If such legislation is passed in one or more states or by Congress, it could impede our ability to market our programs and services and reduce our revenues and profitability.

We are subject to legal actions that could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation.

We are involved in claims, legal proceedings and governmental inquiries related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters. While we cannot predict the outcome of pending suits, claims, investigations and inquiries, the cost of responding to and defending such suits, as well as the ultimate resolution of any of these matters, could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation. There can be no assurance that our accruals for legal actions will be sufficient to satisfy all related claims and expenses.

We rely on our marketing partners to provide limited customer information to us for certain marketing purposes and to approve our marketing materials. If our marketing partners make significant changes to the materials that decrease results or if they limit the information that they provide to us, our ability to generate new customers may be adversely affected.

Certain of our marketing efforts depend in part on certain limited customer information being made available to us by our marketing partners. There can be no assurance that our marketing partners will, or will be able to, continue to provide us with the use of such customer information.

Our marketing efforts are largely dependent on obtaining approval of the solicitation materials from our marketing partners. We market our programs and services based on tested marketing materials, and any significant changes to those materials that are required by our marketing partners could negatively affect our results. The material terms of each marketing campaign must be mutually agreed upon by the parties. There can be no assurance that we will obtain approvals of our marketing materials from our marketing partners, and the failure to do so could impede our ability to market our programs and services, result in a loss of members and end-customers, and reduce our revenues and profitability.

A significant portion of our business is conducted with financial institution marketing partners. A prolonged downturn or continuing consolidation in the financial institution industry may have an adverse impact on our business.

Our future success is dependent in large part on continued demand for our programs and services within our marketing partners’ industries. In particular, the end-customers of our financial institution marketing partners accounted for a significant amount of our customers and revenues in 2009. In recent years, a number of our existing financial institution marketing partners have been acquired by or merged with other financial institutions. In the event one of our marketing partners undergoes a consolidation and the consolidated financial institution does not have an agreement with us or does not wish to continue marketing with us, we could experience an adverse impact on our revenue. In addition, the consolidation of financial institutions may result in increased leverage to pressure us to lower our prices. If consolidated marketing partners pressure us to lower our prices, we may experience an adverse impact on our revenue. Consolidation may also lead to fewer potential customers of marketing partners to whom we can sell our programs and services. Therefore, a significant and prolonged downturn in the industry, a trend in that industry to reduce or eliminate its use of our programs, products and services, or further consolidation in the industry leading customers to use fewer credit cards could result in a loss of members and end-customers and reduce our revenues and profitability. In addition, some of our financial institution marketing partners are in the mortgage business. Although the end-customers of our marketing partners in the mortgage business accounted for approximately 1.1% of our revenues in 2009, a continuing and prolonged downturn in the mortgage industry could reduce our revenues and profitability.

In addition, the recently enacted “Credit CARD Act of 2009” prohibits, among other things, certain fees and increases in interest rates that may be charged by credit card issuers. While the impact of this new legislation remains uncertain, this law could have the effect of causing credit card issuers to limit or lower available credit limits, terminate certain less profitable customers’ credit cards and raise annual credit card fees, which could in turn result in customers’ terminating their credit cards. The current macro-economic environment could exacerbate these effects, leading to increased charge-offs by credit card issuers. All of these potential effects could adversely affect our ability to attract new customers and maintain existing customers.

We may lose members or end-customers and significant revenue if we reduce our planned expenditures to grow our business, our existing services become obsolete, or if we fail to introduce new services with broad consumer appeal or fail to do so in a timely or cost-effective manner.

Our growth depends upon investing in our business. Although revenue from our existing customer base has historically generated over 80% of our next twelve months net revenue, we cannot assure you that this will continue. Accordingly, our growth will depend on our developing and successfully introducing new products and services that generate member and end-customer interest. Our failure to invest in our business, introduce these products or services or to develop new products or services, or the introduction or announcement of new products or services by competitors, could render our existing offerings non-competitive or obsolete. There can be no assurance that we will be successful in developing or introducing new products and services. Our failure to develop, introduce or expand our products and services or to make other investments in our business, such as marketing or capital expenditures, could result in a loss of members and end-customers and reduce our revenues and profitability.

Our failure to protect private data could damage our reputation and cause us to expend capital and other resources to protect against future security breaches.

Certain of our services are based upon the collection, distribution and protection of sensitive private data. Unauthorized users might access that data, and human error or technological failures might cause the wrongful dissemination of that data. If we experience a security breach, the integrity of certain of our services may be affected and such a breach could violate certain of our marketing partner agreements. We have incurred, and may incur in the future, significant costs to protect against the threat of a security breach. We may also incur significant costs to alleviate problems that may be caused by future breaches. Any breach or perceived breach could subject us to legal claims from marketing partners or customers under laws (such as California’s SB 1386 and regulations promulgated by the Financial Services Authority in the U.K. and European data protection regimes) that govern breaches of electronic data systems containing non-public personal information. There is no assurance that we would prevail in such litigation. Moreover, any public perception that we have engaged in the unauthorized release of, or have failed to adequately protect, private information could adversely affect our ability to attract and retain marketing partners, members and end-customers. In addition, unauthorized third parties might alter information in our databases, which would adversely affect both our ability to market our services and the credibility of our information.

Our success and growth depends to a significant degree upon intellectual property rights.

We have a significant intellectual property portfolio and have allocated considerable resources toward intellectual property maintenance, prosecution and enforcement. We may be unable to deter infringement or misappropriation of our data and other proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Any unauthorized use of our intellectual property could make it more expensive for us to do business and consequently harm our business. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect such technologies. Some of our technologies are not covered by any patent or patent application. In addition, our patents could be successfully challenged, invalidated, circumvented or rendered unenforceable. Furthermore, pending patent applications may not result in an issued patent, or if patents are issued to us, such patents may not provide meaningful protection against competitors or against competitive technologies. We also license patent rights from third parties. To the extent that such third parties cannot protect and enforce the patents underlying such licenses or, to the extent such licenses are cancelled or not renewed, our competitive position and business prospects may be harmed.

We could face patent infringement claims from our competitors or others alleging that our processes or programs infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to (1) incur significant costs to license the use of proprietary technology, (2) change our processes or programs or (3) stop using certain technologies or offering the infringing program entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other programs that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages, impede our ability to market or provide existing programs or create new programs, reduce our revenues and profitability and damage our reputation.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark, or copyright protection. We also rely upon unpatented proprietary expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, such confidentiality agreements could be breached and may not provide meaningful protection for our trade secrets or proprietary expertise. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and expertise. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets and proprietary expertise and methods could jeopardize our critical intellectual property which could give our competitors an advantage in the marketplace, reduce our revenues and profitability and damage our reputation.

Our business is highly dependent on our existing computer, billing, communications and other technological systems. Any temporary or permanent loss of any of our systems could have a negative effect on our business, financial condition and results of operations.

Our business depends upon ongoing investments in advanced computer database and telecommunications technology as well as our ability to protect our telecommunications and information technology systems against damage or system interruptions from natural disasters, technical failures and other events beyond our control. In order to compete effectively and to meet our marketing partners’ and customers’ needs, we must maintain our systems as well as invest in improved technology. A temporary or permanent loss of any of our systems or networks could cause significant damage to our reputation and could result in a loss of revenue.

In addition, we receive credit data electronically, and this delivery method is susceptible to damage, delay or inaccuracy. A significant portion of our business involves telephonic customer service as well as mailings, both of which depend upon the data generated from our computer systems. Unanticipated problems with our telecommunications and information technology systems may result in a significant system outage or data loss, which could interrupt our operations. Our infrastructure may also be vulnerable to computer viruses, hackers or other disruptions entering our systems from the credit reporting agencies, our marketing partners and members and end-customers or other authorized or unauthorized sources. Any damage to our telecommunications and information technology systems, failure of communication links or other loss that causes interruption in, or damage to, our operations could impede our ability to market our programs and services, result in a loss of members and end-customers and reduce our revenues and profitability.

If we are unable to meet the rapid changes in technology, our services and proprietary technology and systems may become obsolete.

Due to the cost and management time required to introduce new services and enhancements, we may not be able to respond in a timely manner to avoid becoming uncompetitive. To remain competitive, we must meet the challenges of the introduction by our competitors of new services using new technologies or the introduction of new industry standards and practices. Additionally, the vendors we use to support our technology may not provide the level of service we expect or may not be able to provide their product or service on commercially reasonable terms or at all.

We depend, in part, on the postal and telephone services we utilize to market and service our programs. An interruption of, or an increase in the billing rate for, such services could adversely affect our business.

We depend, in part, on the postal and telephone services we utilize to market and service our programs. An interruption of, or an increase in the billing rate for, such services could increase our costs and expenses and reduce our profitability.

We market and service our programs by various means, including through mail and via telephone. Accordingly, our business is dependent on the postal and telephone services provided by the U.S. Postal Service and various local and long distance telephone companies. Any significant interruption of such services or any limitations in their ability to provide us with increased capacity could impede our ability to market our programs and services, result in a loss of members and end-customers and reduce our revenues and profitability. In addition, the U.S. Postal Service increases rates periodically and significant increases in rates could adversely impact our business.

We may not realize anticipated benefits from recent or future acquisitions or have the ability to complete future acquisitions.

From time to time, we pursue acquisitions as a means of enhancing our scale and market share. For example, we are engaged in discussions regarding a potential acquisition of a third party marketing services and loyalty company. At this time, we have not conducted any significant due diligence, there have been no definitive agreements regarding the potential acquisition and no assurances can be made that any definitive agreements will be executed or that a transaction will be consummated. Although we have not conducted any significant due diligence, we expect that the assets of the potential acquired company would represent less than 20% of our total assets and the revenues of the potential acquired company would represent less than 20% of our total revenues, in each case, as of and for the year ended December 31, 2009. Entry into any definitive agreements with the third party remains subject to certain conditions, including but not limited to, performance of business, legal and accounting due diligence by us and the third party and the approval by our and the third party’s board of directors. Based on our discussions to date, we expect that even if we enter into definitive agreements, the closing of the potential acquisition would remain subject to certain conditions, including, but not limited to, regulatory and other third party approvals and, as a result, may not result in a completed transaction. At this time, we anticipate that if the potential acquisition were consummated that it would involve the issuance of Holdings’ common stock and would not increase our leverage.

In general, the success of our acquisition strategy will depend upon our ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions. In addition, upon completion of an acquisition, we may encounter a variety of difficulties, including trouble integrating the acquired business into our operations, the possible defection of key employees or of a significant number of employees, the loss in value of acquired intangibles, the diversion of management’s attention and unanticipated problems or liabilities. These difficulties may adversely affect our ability to realize anticipated cost savings and revenue growth from our acquisitions. In addition, acquisitions may not be as accretive to our earnings as we expect or at all, and may negatively impact our results of operations through, among other things, the incurrence of debt to finance any acquisition, non-cash write-offs of goodwill or intangibles and increased amortization expenses in connection with intangible assets. Acquisition integration activities can also put further demands on management, which could negatively impact operating results.

We have a limited history of conducting certain of our international operations, which are subject to additional risks not encountered when doing business in the U.S., and our exposure to these risks will increase as we expand our international operations.

We have a limited history of conducting certain of our international operations, which involve risks that may not exist when doing business in the U.S. In order to achieve widespread acceptance in each country we enter, we must tailor our services to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to consumer preferences, is a difficult task and our failure to do so could slow our growth in international markets.

In addition, we are subject to certain risks as a result of having international operations, and from having operations in multiple countries generally, including:

•	fluctuations in foreign currency exchange rates;

•	delays in the development of the Internet as a broadcast, advertising and commerce medium in overseas markets;

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difficulties in staffing and managing operations due to distance, time zones, language and cultural differences, including issues associated with establishing management systems infrastructure in various countries;

•	differences and unexpected changes in regulatory requirements and exposure to local economic conditions;

•	preference of local populations for local providers;

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restrictions on the withdrawal of non-U.S. investment and earnings, including potentially substantial tax liabilities if we repatriate any of the cash generated by our international operations back to the U.S.;

•	diminished ability to legally enforce our contractual rights;

•	currency exchange restrictions; and

•	withholding and other taxes on remittances and other payments by subsidiaries.

We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and consequently on our business, financial condition and results of operations.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Nathaniel J. Lipman, our President and Chief Executive Officer, and other members of our senior management team to remain competitive in our industry. The loss of Mr. Lipman or any other member of our senior management team could have an adverse effect on us. There is a risk that we will not be able to retain or replace these key employees. All of our current executive officers are subject to employment conditions or arrangements that contain post-employment non-competition provisions. However, these arrangements permit the employees to terminate their employment without notice.

We are controlled by Apollo who will be able to make important decisions about our business and capital structure.

Approximately 97% of the common stock of Holdings is held by investment funds affiliated with Apollo. As a result, Apollo controls us and has the power to elect a majority of the members of our board of directors, appoint new management and approve any action requiring the approval of the holders of Holdings’ stock, including approving acquisitions or sales of all or substantially all of our assets. The directors elected by Apollo have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs, the declaration of dividends and the purchase of our indebtedness or Holdings’ indebtedness, in each case, subject to the terms of our senior secured credit facility and the indenture governing the 11 1/2% senior subordinated notes and the notes offered hereby. Additionally, Apollo is in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Apollo may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.